Information
For Immediate Release

LOCKHEED MARTIN ANNOUNCES FIRST QUARTER 2008 RESULTS

•	First quarter earnings per share up 9% to $1.75
•	First quarter net earnings up 6% to $730 million
•	First quarter net sales up 8% to $10 billion
•	Cash from operations of $882 million for the quarter
•	Increased outlook for 2008 earnings per share and return on invested capital (ROIC)

BETHESDA, Maryland, April 22, 2008 - Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2008 net earnings of $730 million ($1.75 per diluted share), compared to $690 million ($1.60 per diluted share) in 2007. Net sales were $10.0 billion, an 8% increase over first quarter 2007 sales of $9.3 billion. Cash from operations for the first quarter of 2008 was $882 million, compared to $1.5 billion in 2007.

"We are off to an excellent start for 2008. Our first quarter results reflect continued progress on our commitment to build the world's premier global security company," said Bob Stevens, Chairman, President and CEO. "We are meeting this goal by building on our core capabilities and continuing to be responsive to customers while delivering greater value to them. This continued success reflects the efforts of our dedicated and talented employees who understand the important challenges facing our customers across the globe."

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the first quarter of 2008 and 2007, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	1st Quarter
(In millions, except per share data)	2008	2007

Net sales	$9,983	$9,275

Operating profit
Segment operating profit	$1,150	$999
Unallocated corporate, net:
FAS/CAS pension adjustment	32	(14)
Unusual items, net	16	46
Stock compensation expense	(35)	(49)
Other, net	15	3
	$1,178	$985
Interest expense	87	93
Other non-operating (expense) / income, net[1]	(7)	37
Earnings before income taxes	1,084	929
Income taxes	354	239
Net earnings	$730	$690
Diluted earnings per share	$1.75	$1.60
Cash from operations	$882	$1,482

1 Includes interest income and unrealized (losses) gains, net on marketable securities held to fund certain employee benefit obligations.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2008 FINANCIAL OUTLOOK [1]	2008 Projections
(In millions, except per share data and percentages)	Current Update	January 2008

Net sales	$41,800 - $42,800	$41,800 - $42,800

Operating profit:
Segment operating profit	$4,750 - $4,875	$4,715 - $4,840
Unallocated corporate expense, net:
FAS/CAS pension adjustment	125	125
Unusual items, net	15	—
Stock compensation expense	(155)	(170)
Other, net	(40)	(65)
	4,695 - 4,820	4,605 - 4,730

Interest expense	(360)	(345)
Other non-operating income / (expense), net	45	145
Earnings before income taxes	$4,380 - $4,505	$4,405 - $4,530

Diluted earnings per share	$7.15 - $7.35	$7.05 - $7.25
Cash from operations	> $4,200	> $4,200
ROIC[2]	> 19.0%	> 18.5%

1  All amounts approximate
2 See discussion of non-GAAP performance measures at the end of this document

The majority of the $0.10 increase in the Corporation’s projected 2008 diluted earnings per share results from higher projected segment operating profit in the Space Systems segment.

Other updated projections include:
•	an assumption of lower full year average diluted shares outstanding as a result of share repurchases in the first quarter;
•	a reduction in expected stock compensation and other unallocated corporate expenses;

•
the benefit of a $0.02 per share gain recognized on an unusual item during the first quarter of 2008 (see the discussion below the caption “Unallocated Corporate Income (Expense), Net” for additional information);

•
a reduction in other non-operating income as a result of lower interest rates on our invested cash balances and unrealized losses on marketable securities held to fund certain employee benefit obligations; and

•	an increase in interest expense as a result of the $500 million first quarter debt issuance, described below.

It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy during the first quarter as follows:
•	repurchased 11.3 million shares at a cost of $1.2 billion;
•	paid cash dividends totaling $172 million; and
•	made capital expenditures of $104 million.

Additionally, in March 2008, the Corporation issued $500 million of debt due in 2013 with a coupon rate of 4.121%.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	1st Quarter
	2008	2007
Net sales
Aeronautics	$2,807	$2,821
Electronic Systems	2,789	2,515
Information Systems & Global Services	2,504	2,145
Space Systems	1,883	1,794
Total net sales	$9,983	$9,275

Operating profit
Aeronautics	$323	$299
Electronic Systems	366	317
Information Systems & Global Services	230	198
Space Systems	231	185
Segment operating profit	1,150	999
Unallocated corporate income (expense), net	28	(14)
Total operating profit	$1,178	$985

The following discussion compares the operating results for the first quarter of 2008 to the first quarter of 2007.

Aeronautics

($ millions)	1st Quarter
	2008	2007
Net sales	$2,807	$2,821
Operating profit	$323	$299
Operating margin	11.5%	10.6%

Net sales for Aeronautics were slightly lower for the first quarter of 2008 compared to the first quarter of 2007. The decrease in sales resulted from declines in Combat Aircraft that partially were offset by increases in Air Mobility. The decrease in Combat Aircraft mainly was due to lower volume on F-16 and F-117 programs, which more than offset increased F-22 and F-35 volume. The increase in Air Mobility mainly was due to higher volume on C-130 programs, which more than offset lower volume on the C-5 program.

Segment operating profit increased by 8% for the first quarter of 2008 from the first quarter of 2007. The increase in operating profit primarily was due to higher volume on C-130 programs in Air Mobility and improved performance on F-16 programs in Combat Aircraft.

Electronic Systems

($ millions)	1st Quarter
	2008	2007
Net sales	$2,789	$2,515
Operating profit	$366	$317
Operating margin	13.1%	12.6%

Net sales for Electronic Systems increased by 11% for the first quarter of 2008 from the first quarter of 2007. The increase mainly was due to higher volume on fire control and tactical missile programs at Missiles & Fire Control (M&FC) and in surface systems and radar activities at Maritime Systems & Sensors (MS2).

Operating profit for Electronic Systems increased by 15% for the first quarter of 2008 compared to the first quarter of 2007. The increase primarily was attributable to higher volume and improved performance on fire control and tactical missile programs at M&FC and in surface systems and radar activities at MS2.

Information Systems & Global Services

($ millions)	1st Quarter
	2008	2007
Net sales	$2,504	$2,145
Operating profit	$230	$198
Operating margin	9.2%	9.2%

Net sales for IS&GS increased by 17% for the first quarter of 2008 from the first quarter of 2007. Sales increased in all three of the segment’s lines of business. Mission Solutions’ sales grew due to higher volume on mission and combat support solutions. Information Systems’ sales grew due to higher volume on information technology programs. Growth at Pacific Architects and Engineers contributed to the increase in sales in Global Services.

Operating profit for IS&GS increased by 16% for the first quarter of 2008 compared to the first quarter of 2007. Operating profit increased in Information Systems and Mission Solutions and remained relatively unchanged in Global Services. The increase in Information Systems primarily was due to a benefit from a contract restructuring during the first quarter of 2008. The increase in Mission Solutions mainly was due to the sales growth on mission and combat support solutions.

Space Systems

($ millions)	1st Quarter
	2008	2007
Net sales	$1,883	$1,794
Operating profit	$231	$185
Operating margin	12.3%	10.3%

Net sales for Space Systems increased by 5% for the first quarter of 2008 from the first quarter of 2007. During the quarter, sales growth in Space Transportation partially was offset by declines in Strategic & Defensive Missile Systems (S&DMS) and Satellites. The sales growth in Space Transportation primarily was due to higher volume on the Orion program. S&DMS sales declined mainly due to lower volume in strategic missile programs. In Satellites, reduced volume in government satellite activities partially was offset by an increase in commercial satellite activities. There was one commercial satellite delivery in the first quarter of 2008 and no deliveries during the first quarter of 2007.

Segment operating profit increased by 25% for the first quarter of 2008 compared to the first quarter of 2007. During the quarter, increased operating profit at Space Transportation partially was offset by a decline in Satellites. In Space Transportation, the increase mainly was attributable to higher equity earnings on the United Launch Alliance joint venture and the results from successful negotiations of a terminated commercial launch services contract. In Satellites, the decrease mainly was due to lower volume on government satellite activities.

Unallocated Corporate Income (Expense), Net

($ millions)	1st Quarter
	2008	2007
FAS/CAS pension adjustment	$32	$(14)
Unusual items, net	16	46
Stock compensation expense	(35)	(49)
Other, net	15	3
Unallocated corporate income (expense), net	$28	$(14)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate income (expense), net.” See the Corporation’s 2007 Form 10-K for a description of “Unallocated corporate income (expense), net,” including the FAS/CAS pension adjustment.

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) switched to an income item in 2008 due to an increase in the discount rate and other factors such as actual return on plan assets. This change is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

For purposes of segment reporting, the following unusual items were included in “Unallocated corporate income (expense), net” for the first quarter of 2008 and 2007:

2008 —
•
A gain, net of state income taxes, of $16 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in Lockheed Khrunichev Energia International, Inc. (LKEI) and International Launch Services, Inc., (ILS). At the time of the sale, the Corporation deferred recognition of the gain pending the expiration of its responsibility to refund advances for future launch services. At March 30, 2008, a deferred gain (net of federal and state taxes) of $57 million remains to be recognized as an unusual item as future launch services are provided.

This item increased net earnings by $10 million ($0.02 per share) during the first quarter of 2008.

2007 —
•	A gain, net of state income taxes, of $25 million related to the sale of land; and
•	Earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

These items, along with the income tax benefit of $59 million ($0.14 per share) described below, increased net earnings by $89 million ($0.21 per share) during the first quarter of 2007.

Income Taxes

Our effective income tax rates for the first quarter of 2008 and 2007 were 32.7% and 25.7%. These rates were lower than the statutory rate of 35% for both periods due primarily to tax benefits for U.S. manufacturing activities and dividends related to our employee stock ownership plans. The research and development (R&D) credit, which expired December 31, 2007, further reduced the effective tax rate for the first quarter of 2007. Additionally, for the first quarter of 2007, income tax expense was reduced by $59 million ($0.14 per share) due to the completion of an IRS audit, which also reduced the effective tax rate for that quarter by 6.4%.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.D.T. on April 22, 2008. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, election cycles, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, changes in accounting, tax rules, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2007 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of April 21, 2008. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2008 Outlook
	Current Update	January 2008
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%)[1]	Combined	Combined
RETURN	≥ $3,185	≥ $3,185

AVERAGE DEBT[2,5] AVERAGE EQUITY[3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS[4,5]	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $16,750	≤ $17,200

RETURN ON INVESTED CAPITAL	≥ 19.0%	≥ 18.5%
_______
1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3
Equity includes non-cash adjustments, primarily for unrecognized benefit plan actuarial losses and prior service costs, the adjustment for the adoption of FAS 158 in 2006 and the additional minimum pension liability in years prior to 2007.

4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Earnings
Unaudited
(In millions, except per share data and percentages)
	QUARTER ENDED
	March 30, 2008(a)	March 25, 2007(a)
Net sales	$9,983	$9,275
Cost of sales	8,914	8,365
	1,069	910
Other income and expenses, net	109	75
Operating profit	1,178	985
Interest expense	87	93
Other non-operating income (expense), net	(7)	37
Earnings before income taxes	1,084	929
Income tax expense	354	239
Net earnings	$730	$690
Effective tax rate	32.7%	25.7%
Earnings per common share:
Basic	$1.80	$1.64
Diluted	$1.75	$1.60
Average number of shares outstanding:
Basic	406.6	421.4
Diluted	416.8	432.1
Common shares reported in stockholders' equity at quarter end:	399.7	417.3

(a)
It is our practice to close our books and records on the Sunday prior to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention.

LOCKHEED MARTIN CORPORATION
Net Sales, Segment Operating Profit and Margins
Unaudited
(In millions, except percentages)
	QUARTER ENDED
	March 30, 2008	March 25, 2007	% Change
Net sales:
Aeronautics	$2,807	$2,821	(0%)
Electronic Systems	2,789	2,515	11%
Informtion Systems & Global Services	2,504	2,145	17%
Space Systems	1,883	1,794	5%
Total net sales	$9,983	$9,275	8%

Operating profit:
Aeronautics	$323	$299	8%
Electronic Systems	366	317	15%
Information Systems & Global Services	230	198	16%
Space Systems	231	185	25%
Segment operating profit	1,150	999	15%
Unallocated corporate income (expense), net	28	(14)
	$1,178	$985	20%

Margins:
Aeronautics	11.5%	10.6%
Electronic Systems	13.1	12.6
Information Systems & Global Services	9.2	9.2
Space Systems	12.3	10.3
Total operating segments	11.5	10.8
Total consolidated	11.8%	10.6%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	QUARTER ENDED
	March 30, 2008	March 25, 2007
Unallocated corporate income (expense), net
FAS/CAS pension adjustment	$32	$(14)
Unusual items, net	16	46
Stock compensation expense	(35)	(49)
Other, net	15	3
Unallocated corporate income (expense), net	$28	$(14)

	QUARTER ENDED
	March 30, 2008	March 25, 2007
FAS/CAS pension adjustment
FAS 87 expense	$(116)	$(171)
Less: CAS costs	(148)	(157)
FAS/CAS pension adjustment - income / (expense)	$32	$(14)

	QUARTER ENDED MARCH 30, 2008
	Operating profit	Net earnings	Earnings per share
Unusual Items - 2008
Partial recognition of the deferred gain from the 2006 sale of LKEI and ILS	$16	$10	$0.02

	QUARTER ENDED MARCH 25, 2007
	Operating profit	Net earnings	Earnings per share
Unusual Items - 2007
Gain on sale of surplus land	$25	$16	$0.04
Earnings from reversal of legal reserves	21	14	0.03
Benefit from closure of an IRS audit	—	59	0.14
	$46	$89	$0.21

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	QUARTER ENDED
	March 30, 2008	March 25, 2007
Depreciation and amortization of plant and equipment
Aeronautics	$42	$39
Electronic Systems	54	45
Information Systems & Global Services	16	15
Space Systems	36	29
Segments	148	128
Unallocated corporate expense, net	12	13
Total depreciation and amortization	$160	$141

	QUARTER ENDED
	March 30, 2008	March 25, 2007
Amortization of purchased intangibles
Aeronautics	$13	$13
Electronic Systems	5	11
Information Systems & Global Services	13	15
Space Systems	2	2
Segments	33	41
Unallocated corporate expense, net	3	3
Total amortization of purchased intangibles	$36	$44

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Balance Sheet
Unaudited
(In millions, except percentages)
	MARCH 30,	DECEMBER 31,
	2008	2007
Assets
Cash and cash equivalents	$2,799	$2,648
Short-term investments	148	333
Receivables	5,413	4,925
Inventories	1,619	1,718
Deferred income taxes	732	756
Other current assets	469	560
Total current assets	11,180	10,940

Property, plant and equipment, net	4,258	4,320
Goodwill	9,399	9,387
Purchased intangibles, net	428	463
Prepaid pension asset	317	313
Deferred income taxes	824	760
Other assets	2,743	2,743
Total assets	$29,149	$28,926

Liabilities and Stockholders' Equity
Accounts payable	$1,906	$2,163
Customer advances and amounts in excess of costs incurred	4,258	4,254
Other accrued expenses	3,606	3,350
Current maturities of long-term debt	104	104
Total current liabilities	9,874	9,871

Long-term debt, net	4,803	4,303
Accrued pension liabilities	1,311	1,192
Other postretirement and other noncurrent liabilities	3,794	3,755
Stockholders' equity	9,367	9,805
Total liabilities and stockholders' equity	$29,149	$28,926
Total debt-to-capitalization ratio:	34%	31%

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Cash Flows
Unaudited
(In millions)
	QUARTER ENDED
	March 30, 2008	March 25, 2007
Operating Activities
Net earnings	$730	$690
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	160	141
Amortization of purchased intangibles	36	44
Changes in operating assets and liabilities:
Receivables	(483)	(281)
Inventories	99	285
Accounts payable	(257)	(131)
Customer advances and amounts in excess of costs incurred	4	195
Other	593	539
Net cash provided by operating activities	882	1,482

Investing Activities
Expenditures for property, plant and equipment	(104)	(84)
Sale of short-term investments, net	185	85
Acquisitions of businesses / investments in affiliates	(11)	(95)
Other	1	79
Net cash provided by (used for) investing activities	71	(15)

Financing Activities
Issuances of common stock and related amounts	64	149
Repurchases of common stock	(1,185)	(733)
Common stock dividends	(172)	—
Issuance of long-term debt and related costs	491	—
Repayments of long-term debt	—	(17)
Net cash used for financing activities	(802)	(601)
Net increase in cash and cash equivalents	151	866
Cash and cash equivalents at beginning of period	2,648	1,912
Cash and cash equivalents at end of period	$2,799	$2,778

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Stockholders' Equity
Unaudited
(In millions)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
Balance at January 1, 2008	$409	$—	$11,247	$(1,851)	$9,805
Net earnings			730		730
Common stock dividends (a)			(172)		(172)
Stock-based awards and ESOP activity	2	174			176
Repurchases of common stock (b)	(11)	(174)	(1,000)		(1,185)
Other comprehensive income				13	13
Balance at March 30, 2008	$400	$—	$10,805	$(1,838)	$9,367

(a)	Includes dividends ($0.42 per share) declared and paid in the first quarter.
(b)
The Corporation repurchased 11.3 million shares of its common stock for $1.2 billion during the first quarter. The Corporation has 21.4 million shares remaining under its share repurchase program as of March 30, 2008.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
(In millions)
	MARCH 30,	DECEMBER 31,
	2008	2007
Backlog
Aeronautics	$25,300	$26,300
Electronic Systems	20,300	21,200
Information Systems & Global Services	12,200	11,800
Space Systems	16,900	17,400
Total	$74,700	$76,700

	QUARTER ENDED
	March 30, 2008	March 25, 2007
Aircraft Deliveries
F-16	9	9
C-130J	3	2